EXHIBIT 99.2
                                                                        2611 SW 3rd Avenue
        Portland, OR  97201

Bruce Beutel, Ph.D.                                                                                                           December 4, 2008

Portland, OR,

Dear Bruce,

As a result of Znomics difficulty to raise money in the current capital market crisis, it is acknowledged that you have agreed to reduce your monthly salary to $8,333, 50% of what we originally agreed, as long as the following criteria are adhered to:
1. At the end of each month during which you forego salary, you shall be granted a fully-vested incentive stock option to purchase a number of shares equal to (1) the amount of foregone salary for such month divided by (2)  the weighted average of the closing market price of our common stock for such month. The maximum number of shares underlying such options shall be 166,660 shares of common stock. The option grant is contingent upon obtaining shareholder approval, if necessary, to increase the number of options available for grant under the plan. The exercise price will be set at fair market value determined by the average of the high bid and low asked prices as of the date of grant.
2. Full salary will be restored on a cumulative raise of money in excess of $1 million gross proceeds by any means (capital raise, sale of ZeneMark, or deal value for a collaboration).
3. All lost salary will be repaid on a cumulative raise of money in excess of $1 million gross proceeds by any means, going back to the first cut in salary of November 13, 2008.
4. A bonus will be paid, contingent upon committing at least 50% time to the company, on raising capital equal to $20,000 for the first $1.6 million gross proceeds raised cumulatively through December 31, 2009.  An additional $5,000 will be paid if cumulative capital raised totals gross proceeds of $2.0 million or more through December 31, 2009.
5. It is acknowledged that you may find alternate part-time consulting work during this time up to 50% of your time provided the company engaging you as a consultant is not a direct competitor of Znomics..

Sincerely,

/s/ Dwight A. Sangrey

Dwight A. Sangrey

Compensation Committee member

Chairman of the Board

Cc:           Mark Philip
Richard Sessions
                Kerry Rea